Exhibit 99.1

CHANNELL PROVIDES 2007 FINANCIAL GUIDANCE

Temecula, Calif., March 14, 2007 — Channell Commercial Corporation. (NasdaqGM: CHNL), a designer and manufacturer of telecommunications equipment supplied to operators of communications networks worldwide and water harvesting systems  distributed in markets throughout Australia, today announced financial guidance for the first quarter of 2007 and full year 2007.

First Quarter

Revenue for the first quarter 2007 is expected to range from $32 million to $33 million, representing a year-over-year increase of approximately 27.5%-31.5% when compared to revenues of $25.1 million for the first quarter 2006.  The first quarter 2007 GAAP loss per basic and diluted share is expected to range from $0.05-$0.08 versus a GAAP loss per basic and diluted share of $0.16 for the first quarter of 2006.  Excluding the impact of SFAS 123R related to stock compensation expense that the Company adopted effective January 1, 2006 and intangible amortization, non-GAAP loss per basic and diluted share is expected to range from $0.04 to $0.07.

Full Year 2007 Outlook

Full year 2007 revenue is expected to range from $130 million to $134 million.  Earnings per basic and diluted share are expected to range from $0.05 to $0.10.  Excluding the impact of SFAS 123R related to stock compensation expense and intangible amortization, non-GAAP earnings per diluted share is expected to range from $0.09 to $0.14.  Management expects depreciation and amortization to be in the $4.5 million to $5 million range with capital expenditures in the $3.3 million to $3.8 million range.

Non-GAAP Financial Measures

Non-GAAP earnings (loss) per basic and diluted share is a non-GAAP financial measure, and represents earnings (loss) per basic and diluted share, adjusted to exclude certain non-cash and non-recurring items.  For a reconciliation of non-GAAP earnings (loss) per basic and diluted share to GAAP earnings (loss) per basic and diluted share for the periods presented, please see the financial tables attached to this press release.  This press release and the attached financial information are also available in the investor relations section of the Company’s web site at www.channell.com.

The Company believes the presentation of non-GAAP financial measures assists investors to better understand the Company’s operating performance. In addition, analyst estimates typically exclude the impact of non-cash and non-recurring items from earnings (loss) per diluted share; consequently, the Company believes that the presentation of these non-GAAP financial measures is helpful to investors in their review of information presented by analysts.

About Channell

Channell Commercial Corporation is a designer and manufacturer of telecommunications equipment supplied to communications network operators worldwide and water storage tanks distributed in markets throughout Australia.  Major product lines include a complete line of thermoplastic and metal fabricated enclosures, advanced copper termination and connectorization products, fiber-optic cable management systems and polyethylene water storage tanks.  Channell’s headquarters and U.S. manufacturing facilities are in Temecula, California.  International operations include facilities in Toronto (Canada), London (U.K.) and various locations throughout Australia.  Channell’s website is www.channell.com

Forward-Looking Statements

This news release contains statements that are not historical in nature and that may be characterized as “forward-looking statements” within the meaning of the securities laws.  Examples of forward looking statements would include statements about the expected future revenues, expenses and other financial results, and any other statements that are not historical facts.  These statements are based on management’s current expectation and are subject to a number of uncertainties and risks.  Actual results may differ materially.  Important factors that could cause actual results to differ materially from the Company’s estimates or projections contained in the forward-looking statements include, but are not limited to: (1) obsolescence of Company products resulting from technological change, (2) ability to anticipate changes in technology and industry standards in order to successfully develop and introduce new products, (3) dependence on a few customers for a large percentage of sales, (4) dependence on the telecommunications industry to represent a substantial portion of the Company’s total sales, (5) customer demand, (6) material costs and the availability of complementary products, (7) energy costs, (8) integration of acquired businesses, (9) delays in product development, (10) operating leverage, (11) seasonality and fluctuations in operating results and (12) worldwide economic conditions.  Such uncertainties are discussed further in the Company’s filings with the Securities and Exchange Commission, which you are encouraged to review in connection with this release.

Channell Commercial Corporation

Reconciliation Tables of GAAP Financial Measures to non-GAAP Financial Measures

Reconciliation of GAAP earnings per basic and diluted share
estimate to non-GAAP pro forma earnings (loss) per basic
and diluted share estimate (Unaudited)	First Quarter		Full Year
	2007		2007
	Low	High	Low	High
Estimated GAAP earnings (loss) per basic and diluted share	($0.08)	($0.05)	$0.05	$0.10

Add:
Estimated stock compensation expense under SFAS 123R and intangibles amortization	$0.01	$0.01	$0.04	$0.04

Estimated non-GAAP earnings per basic and diluted share	($0.07)	($0.04)	$0.09	$0.14